Exhibit 99.1

Waitr Reports First Quarter 2022 Results
LAFAYETTE, LA, May 9, 2022 — Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr” or the “Company”), a leader in on-demand ordering and delivery, today reported financial results for the first quarter of 2022.
First Quarter 2022 Highlights
•Revenue for the first quarter of 2022 was $35.0 million, compared to $38.6 million for the fourth quarter of 2021 and $50.9 million for the first quarter of 2021, due in part to macroeconomic factors in our markets affecting order flow as well as the lack of stimulus payments in the first quarter of 2022 unlike those distributed in the first quarter of 2021.
•Net loss for the first quarter of 2022 was $77.2 million, $0.50 per share, compared to a net loss of $3.7 million in the first quarter of 2021, or $0.03 per share.  Net loss for the first quarter of 2022 included a $67.2 million goodwill impairment mainly due to a decline in our stock price and market capitalization in mid-March 2022, with other contributing macroeconomic and industry-related conditions during the first quarter of 2022.
•Adjusted EBITDA1 for the first quarter of 2022 was a loss of $1.8 million, compared to Adjusted EBITDA of $8.3 million for the first quarter of 2021.
•As of March 31, 2022, cash on hand was $54.9 million.

“Prior to my tenure at Waitr, we had no integrations with third party aggregators, point of sale systems or any individual restaurants. We have since added integrations with Google Food Ordering (“GFO”), Itsacheckmate, Chowly, Olo Dispatch (“Olo”), Ordermark and Otter. Olo alone provides access to a large number of deliveries in our markets for brands such as Whataburger, Your Pie, Noodles & Company, Qdoba, Mr. Beast Burger, and Virtual Dining Concepts. As our integration with GFO is further rolled out to our restaurant base, we believe that our daily order flow should increase. Additionally, we have completed our first direct integration with Panera Bread and are currently in various stages of integrating with 3 other major national quick service restaurant (“QSR”) brands that we anticipate to be completed in the second and third quarters of 2022. Assuming all are integrated, these brands could add up to an additional 1,500 serviceable QSR locations to our platforms. We are in the final stages of testing an integration with 7-Eleven, which we anticipate will be completed in the second quarter of 2022. If completed, we anticipate this integration could add up to 500 additional serviceable locations. We also recently signed a partnership agreement with Inspire Brands to bring their brands, such as Buffalo Wild Wings, Sonic, Jimmy John’s, Rusty Taco, Mister Donut, Dunkin Donuts and Baskin-Robbins, to the Waitr platform. We believe that these new partnerships should bring increased visibility, increased diner access, and increased order volume to the Company,” said Carl Grimstad, Chairman and CEO of Waitr.
“We have built our own instant pay technology for our independent contractor drivers that we intend to commercialize and rollout to restaurant partners and potentially to other verticals. Along with instant payment access, our drivers now have access to other forms of payment including stablecoin, via Figure technologies, and discounted gift cards through our integration with Prizeout. For example, with Prizeout, a driver may be able to buy a $100 gas card for $90 and access other gift cards to over 100 major retailers such as Best Buy, Home Depot, Starbucks and Taco Bell,” continued Grimstad.
“Another addition to the Company is our proprietary in-stadium ordering technology that allows fans to avoid long lines at stadium concession areas by offering delivery to a fan’s seat so that they don’t miss any live action. Our in-stadium technology is currently active at the University of Alabama, Louisiana State University and the New Orleans Saints Superdome and our plan is to add more venues. We also see our in-stadium technology as a customer acquisition tool.” said Grimstad.
1Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of GAAP net loss to Adjusted EBITDA is included in the “Non-GAAP Financial Measure/Adjusted EBITDA” table below.

Additionally Mr. Grimstad noted, “I want to also share that we are further developing our “deliver anything” initiative with several third-party technology integrations. As consumers continue to demand faster service and delivery of a broader range of products, we believe that last-mile delivery will be an essential service that both consumers will demand and merchants will need. Our vision is to be able to deliver “anything” to consumers, same day, from any type of business. We believe that coupled with our solid driver base, our “deliver anything” capability should allow us to increase revenue potential for the Company, as well as the earnings potential for our drivers. Moreover, we believe that we will be able to continue to facilitate merchant access to third-party payment solution providers to grow that revenue stream, whether organically or through acquisition.”
“We are happy with our progress facilitating over 2,300 merchants with access to third party providers, and we plan to grow this merchant base. We believe that the residual revenue from these customers should continue to grow. We continue to evaluate non-plant touching technology in the cannabis industry, as well as “Buy Now, Pay Later” options to be added to our platforms.
“With our recent new hires, the Company’s first Chief Technology Officer and Chief Information Officer, we have begun the process of migrating from three platforms to a single technology platform and application. When COVID hit, we chose to focus engineering resources on smaller technology upgrades to ensure the stability of the platforms. We now have the appropriate time and resources to consolidate our platforms which, once completed, should provide cost and resource savings. The shift to one platform and application should streamline our product build cycles to facilitate the addition of various feature-enhancements as well as to streamline our service levels,” added Grimstad.
“When I became CEO of Waitr, we had approximately $131 million of debt. With our newly negotiated pay-down and extension of the debt maturity to May 15, 2024, the Company’s debt balance will be approximately $65 million, a decrease of 50% over this time,” explained Grimstad.
“Now, with respect to our performance in the first quarter, we continue to experience negative macroeconomic factors that weighed on our markets in the first quarter of 2022, headlined by inflation and high gas prices. As a result, orders were lighter than expected. We believe part of this is due to our smaller, lower income markets and our restaurant selection having limited lower priced QSR options. However, as noted earlier, we are currently integrating with 3 major brands that should help our order flow by offering more lower-priced restaurant options. We remain excited about our future. As previously announced, we are making progress on our rebranding strategy to “ASAP” which will serve as the foundation of our brand moving forward of delivering anything ASAP. We believe this name better embodies the future direction of our Company as we continue to expand our product offerings to all of our constituents. You will start seeing the ASAP brand in the marketplace in the near future as we start to roll out the name and move to a complete rebrand in the third and fourth quarters of 2022,” added Mr. Grimstad.
“We remain focused on executing these initiatives with the goal to see positive traction during the second half of 2022,” concluded Mr. Grimstad.
First Quarter 2022 Key Business Metrics
•Average Daily Orders were 22,907 for the first quarter of 2022.
•Active Diners as of March 31, 2022 were approximately 1.5 million.
First Quarter 2022 Earnings Conference Call
The Company will host a conference call to discuss first quarter 2022 financial results today at 5 p.m. ET. The conference call will be webcast live from the Company’s investor relations website at http://investors.waitrapp.com. The call can also be accessed live over the phone by dialing (877) 300-8521, or for international callers (412) 317-6026. A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 10166846. The replay will be available until Monday, May 16, 2022.
About Waitr Holdings Inc.
Founded in 2013 and based in Lafayette, Louisiana, Waitr operates an online ordering technology platform, providing delivery, carryout and dine-in options. Waitr, along with Bite Squad and Delivery Dudes, connect local restaurants and grocery stores to diners in underserved U.S. markets. Additionally, Waitr facilitates access to third parties that provide payment processing solutions for restaurants and other merchants. Together, they are a convenient way to discover, order and receive great food and other products from local restaurants, national chains and grocery stores. As of March 31, 2022, Waitr, Bite Squad and Delivery Dudes operate in approximately 1,000 cities throughout the United States.
Cautionary Note Concerning Forward-Looking Statements
This press release contains “forward-looking statements,” as defined by the federal securities laws, including statements regarding the Company’s financial results, implementation of strategic initiatives, debt pay-down and future performance of the Company. Forward-looking statements reflect Waitr’s current expectations and projections about future events, and thus involve uncertainty and risk. The words “believe,” “strategy,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “might,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” “goal,” and the negatives of these words and other similar expressions generally identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the impact of the coronavirus (COVID-19) pandemic on the Company’s business and operations, and those described under the section entitled “Risk Factors” in Waitr’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as such factors may be updated from time to time in Waitr’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Additional information will be set forth in Waitr’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022, which will be filed with the SEC on May [9], 2022, and should be read in conjunction with these financial results. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Waitr’s filings with the SEC. While forward-looking statements reflect Waitr’s good faith beliefs, they are not guarantees of future performance. Waitr disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Waitr.

Contacts:
Investors
WaitrIR@icrinc.com
Media
WaitrPR@icrinc.com

WAITR HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
REVENUE	$35,040	$50,930
COSTS AND EXPENSES:
Operations and support	20,279	30,338
Sales and marketing	6,253	4,016
Research and development	1,311	999
General and administrative	11,545	10,186
Depreciation and amortization	3,065	2,917
Goodwill impairment	67,190	—
Gain on disposal of assets	(17)	(3)
TOTAL COSTS AND EXPENSES	109,626	48,453
(LOSS) INCOME FROM OPERATIONS	(74,586)	2,477
OTHER EXPENSES AND LOSSES, NET
Interest expense	1,704	1,901
Other expense	910	4,264
NET LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(77,200)	(3,688)
Income tax expense	16	24
NET LOSS FROM CONTINUING OPERATIONS	$(77,216)	$(3,712)
LOSS PER SHARE:
Basic	$(0.50)	$(0.03)
Diluted	$(0.50)	$(0.03)
Weighted-average shares used to compute net loss per share:
Weighted average common shares outstanding – basic	153,629,968	112,334,094
Weighted average common shares outstanding – diluted	153,629,968	112,334,094

WAITR HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$54,877	$60,111
Accounts receivable, net	3,875	3,027
Capitalized contract costs, current	1,285	1,170
Prepaid expenses and other current assets	5,293	8,706
TOTAL CURRENT ASSETS	65,330	73,014
Property and equipment, net	3,137	3,763
Capitalized contract costs, noncurrent	3,346	3,183
Goodwill	63,434	130,624
Intangible assets, net	43,000	43,126
Operating lease right-of-use assets	3,901	4,327
Other noncurrent assets	999	1,070
TOTAL ASSETS	$183,147	$259,107
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
CURRENT LIABILITIES
Accounts payable	$5,985	$7,018
Restaurant food liability	2,591	3,327
Accrued payroll	1,446	2,988
Short-term loans for insurance financing	1,293	3,142
Income tax payable	90	74
Operating lease liabilities	1,420	1,581
Other current liabilities	20,055	19,309
TOTAL CURRENT LIABILITIES	32,880	37,439
Long term debt - related party	82,284	81,977
Accrued medical contingency	—	53
Operating lease liabilities, net of current portion	2,745	3,034
Other noncurrent liabilities	59	2,115
TOTAL LIABILITIES	117,968	124,618
STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value	15	15
Additional paid in capital	511,515	503,609
Accumulated deficit	(446,351)	(369,135)
TOTAL STOCKHOLDERS’ EQUITY	65,179	134,489
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$183,147	$259,107

WAITR HOLDINGS INC.
CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(77,216)	$(3,712)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Non-cash interest expense	310	772
Stock-based compensation	1,671	2,078
Gain on disposal of assets	(17)	(3)
Depreciation and amortization	3,065	2,917
Goodwill impairment	67,190	—
Amortization of capitalized contract costs	302	194
Change in fair value of contingent consideration liability	81	—
Other	(24)	(66)
Changes in assets and liabilities:
Accounts receivable	(848)	(1,624)
Capitalized contract costs	(580)	(655)
Prepaid expenses and other current assets	3,413	1,899
Other noncurrent assets	93	27
Accounts payable	(1,033)	20
Restaurant food liability	(736)	1,589
Income tax payable	16	24
Accrued payroll	(1,542)	1,479
Accrued medical contingency	(53)	(143)
Other current liabilities	(940)	8,051
Other noncurrent liabilities	(387)	(38)
Net cash (used in) provided by operating activities	(7,235)	12,809
Cash flows from investing activities:
Purchases of property and equipment	(26)	(165)
Internally developed software	(2,347)	(1,722)
Purchase of domain names	(12)	—
Acquisitions, net of cash acquired	—	(10,927)
Proceeds from sale of property and equipment	—	9
Net cash used in investing activities	(2,385)	(12,805)
Cash flows from financing activities:
Proceeds from issuance of stock	6,235	—
Payments on long-term loan	—	(14,472)
Payments on short-term loans for insurance financing	(1,849)	(1,583)
Payments on acquisition loans	—	(66)
Proceeds from exercise of stock options	—	6
Taxes paid related to net settlement on stock-based compensation	—	(732)
Net cash provided by (used in) financing activities	4,386	(16,847)
Net change in cash	(5,234)	(16,843)
Cash, beginning of period	60,111	84,706
Cash, end of period	$54,877	$67,863
Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$1,394	$1,129
Supplemental disclosures of non-cash investing and financing activities:
Stock issued as consideration in acquisition	—	11,500
Noncash impact of operating lease assets upon adoption	—	5,387
Noncash impact of operating lease liabilities upon adoption	—	5,792

WAITR HOLDINGS INC.
NON-GAAP FINANCIAL MEASURE
ADJUSTED EBITDA
(In thousands)
(Unaudited)
Adjusted EBITDA is not required by, nor presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”). We define Adjusted EBITDA as net loss adjusted to exclude interest expense, income taxes, depreciation and amortization expense, goodwill impairment, stock-based compensation expense, gain on disposal of assets, change in fair value of contingent consideration liability, acquisition transaction related expenditures and other non-recurring adjustments and accrued legal reserve and contingency. We use this non-GAAP financial measure as a key performance measure because we believe it facilitates operating performance comparisons from period to period by excluding potential differences primarily caused by variations in capital structures, tax positions, the impact of acquisitions and restructuring, the impact of depreciation and amortization expense on our fixed assets, the impact of goodwill impairment and stock-based compensation expense and other items that do not reflect our core operations. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or other performance measures derived in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided below:

	Three Months Ended March 31,
	2022	2021
NET LOSS	$(77,216)	$(3,712)
Interest expense	1,704	1,901
Income taxes	16	24
Depreciation and amortization expense	3,065	2,917
Goodwill impairment	67,190	—
Stock-based compensation expense	1,671	2,078
Gain on disposal of assets	(17)	(3)
Change in fair value of contingent consideration liability	81	—
Transaction related expenditures and other non-recurring adjustments	915	1,068
Accrued legal reserve and contingency	800	4,000
ADJUSTED EBITDA	$(1,791)	$8,273

WAITR HOLDINGS INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED NET INCOME (LOSS) AND
ADJUSTED EARNINGS (LOSS) PER DILUTED SHARE
(In thousands, except share and per share data)
(Unaudited)

Adjusted net income (loss) and adjusted earnings (loss) per diluted share are not required by, nor presented in accordance with, GAAP. We define adjusted earnings (loss) per diluted share as adjusted net income (loss) divided by our weighted average common shares outstanding - diluted. Adjusted net income (loss) is calculated as net loss plus goodwill impairment, change in fair value of contingent consideration liability, acquisition transaction related expenditures and other non-recurring adjustments and accrued legal reserve and contingency. We use these non-GAAP financial measures because we believe they facilitate period to period comparisons of operating performance, by excluding potential differences primarily caused by non-recurring items. Goodwill impairment, change in fair value of contingent consideration liability, acquisition transaction related expenses and accrued legal reserve and contingency are considered non-recurring items. Adjusted net income (loss) and adjusted earnings (loss) per diluted share are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share or other performance measures derived in accordance with GAAP. A reconciliation of net income (loss) to adjusted net income (loss), along with adjusted earnings (loss) per diluted share, is provided below:

	Three Months Ended March 31,
	2022	2021
Net loss	$(77,216)	$(3,712)
Goodwill impairment	67,190	—
Change in fair value of contingent consideration liability	81	—
Transaction related expenditures and other non-recurring adjustments	915	1,068
Accrued legal reserve and contingency	800	4,000
Adjusted net income (loss)	$(8,230)	$1,356
Weighted average common shares outstanding - diluted	153,629,968	112,334,094
Adjusted earnings (loss) per diluted share	$(0.05)	$0.01